Exhibit 10.1

Expiration of Avaya Distributor Payment Terms Offer
(Global Notice)

17 September 2015
(Revised 18 September 2015)
Objective
Effective 16 November 2015, the 16 March 2015 (Revised 17 March 2015) Avaya Distributor Payment Terms Offer (the “Offer”) shall expire globally. On and after 16 November 2015, Distributor’s payment terms will revert to the applicable terms in their current Agreement.
Eligible Distributors
This change applies to all Distributors who qualified for participation under the Offer.
Timeframe
Per the terms of the Offer, the payment terms will continue to apply to eligible Distributors for orders received prior to 16 November 2015.
Operational Process:
Normal processes should be used and the contractual payment term will be automatically applied.
Terms and Conditions
1.    The Avaya account representatives have no authority to interpret or vary the terms of this notice.
2.    Avaya reserves the sole right to interpret and establish the terms and conditions of this notice.
3.    All other terms and conditions of the Distributor agreement remain unchanged.
4.    Information contained herein is confidential and proprietary information of Avaya and is provided for the internal use of Avaya and its authorized Distributors. In no event shall Avaya be liable for any errors or omissions resulting from the information contained herein.